UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

(Rule 13d-101)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO § 240.13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO

§ 240.13d-2(a)

(Amendment No. 3)1

Infinera Corporation

(Name of Issuer)

Common Stock, par value $0.001

(Title of Class of Securities)

45667G103

(CUSIP Number)

Todd E. Molz

Managing Director and General Counsel

Oaktree Capital Group Holdings GP, LLC

333 South Grand Avenue, 28th Floor

Los Angeles, California 90071

(213) 830-6300

With a copy to:

ANDREW M. FREEDMAN, ESQ.

OLSHAN FROME WOLOSKY LLP

1325 Avenue of the Americas

New York, New York 10019

(212) 451-2300

(Name, Address and Telephone Number of Person

Authorized to Receive Notices and Communications)

February 27, 2023

(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box ☐.

Note:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.  See § 240.13d-7 for other parties to whom copies are to be sent.

1              The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 45667G103

1	NAME OF REPORTING PERSON

OAKTREE OPTICAL HOLDINGS, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO (See Item 3)
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		25,175,384
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		None
PERSON WITH	9	SOLE DISPOSITIVE POWER

25,175,384
	10	SHARED DISPOSITIVE POWER

None
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

25,175,384
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

11.3%
14	TYPE OF REPORTING PERSON

PN

2

CUSIP No. 45667G103

1	NAME OF REPORTING PERSON

OAKTREE FUND GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

Not applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		25,175,384 (1)
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		None
PERSON WITH	9	SOLE DISPOSITIVE POWER

25,175,384 (1)
	10	SHARED DISPOSITIVE POWER

None
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

25,175,384 (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

11.3%
14	TYPE OF REPORTING PERSON

OO

_________________

(1)	Solely in its capacity as the general partner of Oaktree Optical Holdings, L.P.
3

CUSIP No. 45667G103

1	NAME OF REPORTING PERSON

OAKTREE FUND GP I, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

Not applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		25,175,384 (1)
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		None
PERSON WITH	9	SOLE DISPOSITIVE POWER

25,175,384 (1)
	10	SHARED DISPOSITIVE POWER

None
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

25,175,384 (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

11.3%
14	TYPE OF REPORTING PERSON

PN

_________________

(1)	Solely in its capacity as the managing member of Oaktree Fund GP, LLC.
4

CUSIP No. 45667G103

1	NAME OF REPORTING PERSON

OAKTREE CAPITAL I, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

Not Applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		25,175,384 (1)
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		None
PERSON WITH	9	SOLE DISPOSITIVE POWER

25,175,384 (1)
	10	SHARED DISPOSITIVE POWER

None
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

25,175,384 (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

11.3%
14	TYPE OF REPORTING PERSON

PN

_________________

(1)	Solely in its capacity as the general partner of Oaktree Fund GP I, L.P.
5

CUSIP No. 45667G103

1	NAME OF REPORTING PERSON

OCM HOLDINGS I, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

Not Applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		25,175,384 (1)
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		None
PERSON WITH	9	SOLE DISPOSITIVE POWER

25,175,384 (1)
	10	SHARED DISPOSITIVE POWER

None
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

25,175,384 (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

11.3%
14	TYPE OF REPORTING PERSON

OO

_________________

(1)	Solely in its capacity as the general partner of Oaktree Capital I, L.P.
6

CUSIP No. 45667G103

1	NAME OF REPORTING PERSON

OAKTREE HOLDINGS, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

Not Applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		25,175,384 (1)
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		None
PERSON WITH	9	SOLE DISPOSITIVE POWER

25,175,384 (1)
	10	SHARED DISPOSITIVE POWER

None
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

25,175,384 (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

11.3%
14	TYPE OF REPORTING PERSON

OO

_________________

(1)	Solely in its capacity as the managing member of OCM Holdings I, LLC.
7

CUSIP No. 45667G103

1	NAME OF REPORTING PERSON

OAKTREE CAPITAL GROUP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

Not Applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		25,175,384 (1)
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		None
PERSON WITH	9	SOLE DISPOSITIVE POWER

25,175,384 (1)
	10	SHARED DISPOSITIVE POWER

None
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

25,175,384 (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

11.3%
14	TYPE OF REPORTING PERSON

OO

_________________

(1)	Solely in its capacity as the managing member of Oaktree Holdings, LLC.
8

CUSIP No. 45667G103

1	NAME OF REPORTING PERSON

OAKTREE CAPITAL GROUP HOLDINGS GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

Not Applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		25,175,384 (1)
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		None
PERSON WITH	9	SOLE DISPOSITIVE POWER

25,175,384 (1)
	10	SHARED DISPOSITIVE POWER

None
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

25,175,384 (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

11.3%
14	TYPE OF REPORTING PERSON

OO

_________________

(1)	Solely in its capacity as the indirect owner of the class B units of Oaktree Capital Group LLC.
9

CUSIP No. 45667G103

1	NAME OF REPORTING PERSON

BROOKFIELD CORPORATION *
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

Not Applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

ONTARIO, CANADA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		25,175,384 (1)
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		None
PERSON WITH	9	SOLE DISPOSITIVE POWER

25,175,384 (1)
	10	SHARED DISPOSITIVE POWER

None
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

25,175,384 (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

11.3%
14	TYPE OF REPORTING PERSON

HC

_________________

*	f/k/a Brookfield Asset Management Inc.
(1)	Solely in its capacity as the indirect owner of the class A units of Oaktree Capital Group, LLC.
10

CUSIP No. 45667G103

1	NAME OF REPORTING PERSON

BAM PARTNERS TRUST
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

Not Applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Ontario, Canada
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		25,175,384 (1)
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		None
PERSON WITH	9	SOLE DISPOSITIVE POWER

25,175,384 (1)
	10	SHARED DISPOSITIVE POWER

None
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

25,175,384 (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

11.3%
14	TYPE OF REPORTING PERSON

HC

_________________

(1)	Solely in its capacity as the sole owner of Class B Limited Voting Shares of Brookfield Corporation (f/k/a Brookfield Asset Management, Inc.)
11

CUSIP No. 45667G103

The following constitutes Amendment No. 3 to the Schedule 13D filed by the undersigned (“Amendment No. 3”). This Amendment No. 3 amends the Schedule 13D as specifically set forth herein. As of March 1, 2023, as reflected in this Amendment No. 3, the Reporting Persons beneficially owned that number of shares of Common Stock set forth on the cover pages hereto.

Item 5.	Interest in Securities of the Issuer.

Items 5(a) – (c) are hereby amended and restated to read as follows:

(a, b) The information contained on the cover pages of this Amendment No. 3 to the Schedule 13D is incorporated herein by reference. Ownership percentages set forth in this Amendment No. 3 to the Schedule 13D are based on a total of 222,660,820 shares of Common Stock of the Issuer outstanding as of February 21, 2023, as reported in the Issuer's Annual Report on Form 10-K for the year ended December 31, 2022. As of the date hereof, each of the Reporting Persons may be deemed the beneficial owner of 25,175,384 shares of Common Stock, which represents approximately 11.3% of the total outstanding shares of Common Stock.

Neither the filing of this Amendment No. 3 to the Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the Reporting Persons that it is the beneficial owner of any of the shares of Common Stock for the purposes of Section 13(d) of the Act, or for any other purpose, and, except to the extent of its pecuniary interest, such beneficial ownership is expressly disclaimed by each Reporting Person.

(c) The Reporting Persons have not entered into any transactions in the securities of the Issuer during the past sixty days.

12

CUSIP No. 45667G103

SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: March 2, 2023

OAKTREE OPTICAL HOLDINGS, L.P.

By:	Oaktree Fund GP, LLC
Its:	General Partner

By:	Oaktree Fund GP I, L.P.
Its:	Managing Member

By:	/s/ Ting He
	Name:	Ting He
	Title:	Authorized Signatory

OAKTREE FUND GP, LLC

By:	Oaktree Fund GP I, L.P.
Its:	Managing Member

By:	/s/ Ting He
	Name:	Ting He
	Title:	Authorized Signatory

OAKTREE FUND GP I, L.P.

By:	/s/ Ting He
	Name:	Ting He
	Title:	Authorized Signatory

OAKTREE CAPITAL I, L.P.

By:	/s/ Ting He
	Name:	Ting He
	Title:	Vice President

OCM HOLDINGS I, LLC

By:	/s/ Ting He
	Name:	Ting He
	Title:	Vice President

13

CUSIP No. 45667G103

OAKTREE HOLDINGS, LLC

By:	/s/ Ting He
	Name:	Ting He
	Title:	Vice President

OAKTREE CAPITAL GROUP, LLC

By:	Oaktree Capital Group Holdings GP, LLC
Its:	Manager

By:	/s/ Ting He
	Name:	Ting He
	Title:	Vice President

OAKTREE CAPITAL GROUP HOLDINGS GP, LLC

By:	/s/ Ting He
	Name:	Ting He
	Title:	Vice President

BROOKFIELD CORPORATION

By:	/s/ Swati Mandava
	Name:	Swati Mandava
	Title:	Senior Vice President, Legal & Regulatory

BAM PARTNERS TRUST, by its trustee, BAM CLASS B PARTNERS INC.

By:	/s/ Kathy Sarpash
	Name:	Kathy Sarpash
	Title:	Secretary

14